Exhibit 99.4

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 2 to the Registration Statement of Office Depot, Inc. on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”) and in the Joint Proxy Statement/Prospectus of Office Depot, Inc. and OfficeMax Incorporated, which is part of the Registration Statement, of our opinion dated February 19, 2013 appearing as Annex D to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of Office Depot’s Financial Advisors”, “The Transactions—Background of the Transactions”, “The Transactions—Certain Financial Projections Utilized by Office Depot’s Board of Directors and Office Depot’s Financial Advisors” and “The Transactions—Opinions of Office Depot’s Financial Advisors.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Anthony Uccellini
Anthony Uccellini
Vice President

New York, New York

June 4, 2013